Exhibit 10.9

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is dated October 18, 2019 (the “First Amendment Effective Date”), by and between Paypal, Inc., a Delaware corporation (“Sublessor”), and Free Stream Media Corp. d/b/a Samba TV, a Delaware corporation (“Sublessee”; Sublessor and Sublessee, each a “Party”, and collectively the “Parties”).

WHEREAS, SFI Real Estate Holdings, LLC (“Master Landlord”) and Sublessor are parties to that certain Agreement of Lease dated as of April 21, 2014, as amended by that certain First Amendment to Lease dated as of September 26, 2018 (collectively, the “Master Lease”), pursuant to which Master Landlord has leased to Sublessor a portion of the building located at 123 Townsend Street, San Francisco, California (the “Building”), including the entire second, fourth, fifth and sixth floors and a portion of the first (ground) floor of the Building, as more particularly described in the Master Lease;

WHEREAS, the Parties entered into that certain Sublease Agreement dated March 30, 2017 (the “Original Sublease”) for the sublease of the entire fifth floor of the Building, comprising approximately 22,783 square feet in the Building (the “Existing Sublet Premises”);

WHEREAS, Sublessee desires to sublease approximately 30,252 square feet, consisting of the entire second floor and a portion of the first (ground) floor of the Building as depicted in Exhibit A attached hereto (the “New Sublet Premises”), and simultaneously surrender the Existing Sublet Premises;

WHEREAS, the Parties desire to amend the Original Sublease as set forth below, upon and subject to the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into this Amendment by reference, as if fully set forth in this first paragraph. Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Original Sublease. As of the First Amendment Effective Date, the term “Sublease” shall mean the Original Sublease, as amended by this Amendment.

2. Surrender of Existing Sublet Premises; Sublease of New Sublet Premises.

a. From and after the New Sublet Premises Commencement Date, all references to the “Sublet Premises” in the Original Sublease are hereby replaced with the “Existing Sublet Premises”.

b. Sublessee’s right of first offer to expand the Existing Sublet Premises to include a portion of the sixth floor of the Building and/or the entire fourth floor of the Building is hereby terminated. Accordingly, the second paragraph of Section 2 of the Original Sublease, captioned “Expansion Rights”, is hereby deleted in its entirety. All references to the “ROFO” in the Original Sublease are hereby deleted and the context revised to reflect such deletion.

c. The following is hereby added to Section 2 of the Original Sublease:

Sublessee shall have the right to access the New Sublet Premises beginning on October 21, 2019, subject to adjustment as set forth herein (the “Early Access Date”), and ending on the date that is three (3) months after the Early Access Date (such period, the “Early Access Period”) for the purpose of installing its approved improvements therein and otherwise preparing the New Sublet Premises for occupancy. During the Early Access Period, each and every provision of the Sublease shall be in full force and effect (including, without limitation, Sublessee’s insurance requirements); provided, however, that Sublessee shall have no obligation to pay to Sublessor Base Rent with respect to the New Sublet Premises during the Early Access Period, but Sublessee shall be obligated to pay to Sublessor the cost of all utilities, including HVAC charges, consumed in the New Sublet Premises during the Early Access Period. Sublessee agrees and acknowledges that Sublessee shall not have the right to access the New Sublet Premises, notwithstanding that the Early Access Date has occurred, until (a) Sublessor receives possession of the New Sublet Premises under the Master Lease and the Amendment Consent is obtained, (b) Sublessee has provided evidence to Sublessor and Master Landlord of all insurance required to be maintained by Sublessee under the Sublease, and (c) Sublessee has provided the Amended Letter of Credit and Financial Statements (as such terms are defined below) to Sublessor. In the event that Sublessee does not have access to the New Sublet Premises on or before October 21, 2019, and such delay is not attributable, in whole or in part, (i) to any action or inaction of Sublessee which prevents, impedes or delays the provision of access to the New Sublet Premises, (ii) to Master Landlord’s failure to deliver possession of the New Sublet Premises to Sublessor under the Master Lease or provide the Amendment Consent, or (iii) to any Force Majeure Event (as such term is defined in the Master Lease), (A) the Early Access Date shall be extended for each day of such delay, and (B) Sublessee shall be entitled to a credit against the next installment of Base Rent coming due for the New Sublet Premises in an amount equal to the per diem Base Rent amount for the New Sublet Premises for each day of delay until Sublessee is provided access to the New Sublet Premises (such per diem amount being calculated based on a 30-day month).

d. The following is hereby added to Section 2 of the Original Sublease:

As of the New Sublet Premises Commencement Date (as defined below), and subject to obtaining the Amendment Consent (as defined below) which Sublessor shall diligently pursue, Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the New Sublet Premises upon all of the terms, covenants and conditions contained in the Sublease. The New Sublet Premises shall be delivered to Sublessee in “as-is” condition, without any representations or warranties by Sublessor to Sublessee with respect to the New Sublet Premises and without any obligation of Sublessor to perform or pay for any improvements in and to the New Sublet Premises. Sublessee agrees and acknowledges that all maintenance and repair obligations of Sublessor under the Master Lease are hereby delegated to Sublessee with respect only to the New Sublet Premises. Sublessee acknowledges that it has had the opportunity to inspect the New Sublet Premises and agrees that it has not relied on any representations or warranties whatsoever by Sublessor or any other party with respect to the condition of the Sublet Premises and its suitability for Sublessee’s use and occupancy.

3. Term.

a. Section 3 of the Original Sublease is hereby deleted and replaced with the following:

Notwithstanding anything contained in the Sublease to the contrary, the term of the Sublease (the “Sublease Term”) for the Existing Sublet Premises and the term of the Furniture License shall terminate on January 21, 2020 (the “Existing Sublet Premises Surrender Date”), and Sublessee shall vacate and surrender the Existing Sublet Premises in good order, repair and condition, reasonable wear and tear excepted, and deliver the keys to the Existing Sublet Premises to Sublessor on or before the Existing Sublet Premises Surrender Date. On the Existing Sublet Premises Surrender Date, Sublessee shall leave the Furniture in place in the Existing Sublet Premises in good and working condition, and remove all other furniture and personal property belonging to Sublessee. If Sublessee holds over in the Existing Sublet Premises following the Existing Sublet Premises Surrender Date, the terms and conditions of Article 10 of the Master Lease shall apply to such holding over by Sublessee. Notwithstanding the foregoing, in the event that Sublessor does not provide Sublessee access to the New Sublet Premises on or before October 21, 2019 and such delay is not attributable, in whole or in part, (a) to any action or inaction of Sublessee which prevents, impedes or delays the provision of access to the New Sublet Premises, (b) to Master Landlord’s failure to deliver possession of the New Sublet Premises to Sublessor under the Master Lease or provide the Amendment Consent, or (c) to any Force Majeure Event (as such term is defined in the Master Lease), then the Existing Sublet Premises Surrender Date shall be delayed one day for each day of delay in the Early Access Date.

The term of this Sublease with respect to the New Sublet Premises (the “New Sublet Premises Term”) shall be three (3) years commencing upon the date which is the later of (i) the date that Master Landlord delivers its written consent to the First Amendment to Sublease Agreement (the “Amendment Consent”) and (ii) the date immediately following the expiration of the Early Access Period (such later date, the “New Sublet Premises Commencement Date”) and shall continue through the earlier of the end of the calendar month in which the third anniversary of the New Sublet Premises Commencement Date occurs (the “New Sublet Premises Expiration Date”) or until the date of earlier termination of the Master Lease. If Sublessee holds over in the New Sublet Premises following the New Sublet Premises Expiration Date, the terms and conditions of Article 10 of the Master Lease shall apply to such holding over by Sublessee.

b. Sublessee shall have no right to request an extension of the New Sublet Premises Term.

c. From and after the New Sublet Premises Commencement Date, all references to the “Sublet Premises” in Section 4.3 of the Original Sublease are hereby replaced with the “New Sublet Premises”.

4. Rent.

a. The following is hereby added to Section 5 of the Original Sublease:

Sublessee shall pay to Sublandlord Base Rent for the New Sublet Premises the initial amount of $85.00 per rentable square foot per year in monthly installments of $214,285.00. On the first anniversary of the New Sublet Premises Commencement Date, and each subsequent anniversary of such date thereafter through the New Sublet Premises Term (each a “Base Rent Adjustment Date”), Base Rent for the New Sublet Premises shall be increased to an amount equal to 103% of the amount payable immediately prior to the Base Rent Adjustment Date. Rent for any partial month following the New Sublet Premises Commencement Date or a Base Rent Adjustment Date (or resulting from any early termination of the Sublease) shall be prorated based on the actual number of days in such month. Notwithstanding the foregoing, Sublessee shall have no obligation to pay Base Rent for the New Sublet Premises until July 21, 2020 (subject to extension for each day of delay in the Early Access Date after October 21, 2019), but Sublessee shall be obligated to pay to Sublessor all Additional Rent (including, but not limited to, Operating Expenses payable under the Master Lease, janitorial expenses, and the cost of all utilities consumed in the New Sublet Premises) as of the New Sublet Premises Commencement Date and throughout the New Sublet Premises Term.

b. The following is hereby added to Section 7 of the Original Sublease:

Sublessee shall be responsible for and shall pay to Sublessor all “Additional Rent” payable under the Master Lease with respect to the New Sublet Premises; it being agreed that such amounts consist of increases over the “Base Year” Operating Expense charges and any other additional rent amounts payable under the terms of the Master Lease and arising out of Sublessee’s occupancy of the New Sublet Premises and that the “Base Year” for the calculation of any increase in Operating Expenses applicable to the New Sublet Premises shall be calendar year 2020.

5. Letter of Credit; Financial Statements.

a. Concurrently with its execution and delivery of this Amendment, Sublessee shall increase the amount of the Letter of Credit to $682,005.00 (the “Amended Letter of Credit”) and deliver the Amended Letter of Credit in such increased amount to Sublessor as security for the performance of Sublessee’s obligations under the Sublease, on all of the terms and conditions set forth in Section 6 of the Original Sublease.

b. Concurrently with its execution and delivery of this Amendment, Sublessee shall deliver to Sublessor a copy of Sublessee’s most recent audited financial statement and Sublessee’s 2018/2019 year to date financials, which year to date financials may be unaudited if an audited version is not yet available (collectively, the “Financial Statements”).

6. Furniture. As of the Existing Sublet Premises Surrender Date, Section 10 of the Original Sublease is hereby deleted in its entirety.

7. Tenant Improvement Allowance. The Parties hereby agree that any improvements and alterations to the New Sublet Premises shall be at the Sublessee’s sole cost (i.e. there will be no improvement allowance provided to Sublessee), and all improvements and alterations made by or on behalf of Sublessee shall be subject to the terms and conditions set forth in the Sublease and the Master Lease.

8. Consent. Sublessor shall make commercially reasonable efforts to obtain the Amendment Consent from the Master Landlord as soon as reasonably practicable prior to the First Amendment Effective Date; provided, however, that in the event the Amendment Consent has not been obtained on or before the date that is ninety (90) days after the First Amendment Effective Date, Sublessor may elect to terminate this Sublease, and thereafter neither Party shall have any rights or obligations under this Amendment.

9. No Waiver. Except as expressly set forth herein to the contrary, nothing in this Amendment shall constitute or be construed as a waiver by either Party of any remedy or right available to such Party under the Sublease. No waiver of any provision nor consent provided pursuant to the Sublease, as amended, shall be effective unless in writing and signed by the Party to be bound and then only for the specific purpose and to the extent so provided.

10. Broker. Each Party hereto represents and warrants to the other that it has not engaged, dealt with or been represented by any broker that might be entitled to a fee or commission in connection with this Amendment other than Jones Lang LaSalle, acting as the Sublessor’s broker (“Sublessor’s Broker”), and Savills, acting as the Sublessee’s broker (“Sublessee’s Broker”). Sublessor will pay Sublessor’s Broker pursuant to a separate agreement between Sublessor and Sublessor’s Broker, and Sublessor’s Broker will pay Sublessee’s Broker a share of such commission per a separate agreement between Sublessor’s Broker and Sublessee’s Broker. Each Party shall indemnify and hold harmless the other Party for any and all claims, losses, damages, liability, cost and expense (including reasonable attorneys’ fees) arising out of any breach of the foregoing representation and warranty.

11. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the Party hereto for which such signatory is acting.

12. No Other Modification. The Parties agree that except as otherwise specifically modified by this Amendment, the Original Sublease has not been modified, supplemented, amended, or otherwise changed in any way and the Sublease remains in full force and effect between the Parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Original Sublease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern.

13. Counterparts; Execution. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Each of the Parties hereto agree that the delivery of an executed copy of this Amendment by facsimile or email shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Amendment had been delivered.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the First Amendment Effective Date.

SUBLESSOR:

PAYPAL, INC,
a Delaware corporation

By:	/s/ Timothy Ritz
Name:	Timothy Ritz
Title:	VP, Sourcing
October 31, 2019

SUBLESSEE:

FREE STREAM MEDIA CORP. DBA SAMBA TV, a Delaware corporation

By:	/s/ Alvir Navin
Name:	Alvir Navin
Title:	SVP Operations
October 29, 2019

Master Landlord Consent to First Amendment to Sublease Agreement

SFI Real Estate Holdings, LLC, as the “Master Landlord”, hereby consents to the First Amendment to Sublease Agreement, dated October 18, 2019, by and between PayPal, Inc., as Sublessor and Free Stream Media Corp., as Sublessee, to which this consent is attached.

SFI REAL ESTATE HOLDINGS,

LLC, a Delaware limited liability

company

By:	/s/ Bayard R. Kraft III
Bayard R. Kraft III, Authorized Agent
October 31, 2019

EXHIBIT A

FLOOR PLAN OF NEW SUBLET PREMISES